

Alex Katz

BUY SHARES

One of the most important and influential living American painters.

- DEAL TERMS
- HISTORICAL SALES
- BIOGRAPHY
- MEDIA
- DOCUMENTS

(b. 1927)

Alex Katz

Maxine

oil on linen

48 × 72 in. (121.9 × 182.9 cm.)

Painted in 1974.



WHY WE LIKE THIS PAINTING

The momentum in Alex Katz's market reflects the growing recognition of his importance in the canon of contemporary American art history.

Since 2000, auction sales of Alex Katz's paintings has expanded significantly from under $250,000 to nearly $1 million the following year, then exceeding $2.6 million in 2007. In 2018, Katz's paintings sold for a total hammer price of $8 million (approximately $10 million including buyer's premium), and in 2019, sales reached a new record high of $14.2 million (approximately $18 million including buyer's premium). Prior to 2018, Alex Katz's work had been achieving average hammer prices of approximately $100,000 for the prior decade. Recent acceleration in auction prices and volume reflect the increasing market attention and widening collector base and appeal of Katz' work, which currently sells in major auction houses and art fairs across the United States, Europe, and Asia.

Deal Terms

THE PAINTING

Maxine

Masterworks agreed to acquire *Maxine* (1974), which hangs at 48 by 72 inches, at Christie's afternoon sale of Post-War and Contemporary Art in New York for $1,080,669 on November 14, 2019. The image of Maxine Groffsky, who Katz described in an interview with Apollo Magazine as "the literary lady of the time, the most desirable woman in the art world," is a prime example of Katz's acclaimed style. Katz painted the portrait following Groffsky's return to New York from Europe, where she had been the editor of The Paris Review for nearly a decade. Perhaps no less striking than the sitter herself, is the cityscape in the background, where the newly constructed twin towers extend past the top edge of the canvas as the sun sets over the skyline.



Maxine
1974

oil on linen
48 × 72 in. (121.9 × 182.9 cm.)
Painted in 1974.

HISTORICAL PERFORMANCE OF SIMILAR WORKS

13.60%*

Reflects composite returns of an index of similar works selected by Masterworks based on public auction sales data. The index is used for comparative modelling purposes only. Each painting in the index is unique and historical performance of the index is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in our SEC filings that are not reflected in the index. Past performance may not be indicative of future performance.

Based on the sale of 14 paintings, representing all auction sales of paintings by Alex Katz between 1976 and 2019 with the following criteria: i) single figure female portrait created in the 1970s; ii) horizontally oriented; iii) at least 30 inches tall by 30 inches wide; and iv) sold since 1976

Important Disclosures*

AUCTION HOUSE ESTIMATE

$1,000,000–$1,500,000

This painting was given a low and high estimate, representing the opinion of the auction house's experts about the range in which the painting might sell at auction. Estimates are based on the examination of an item and recent auction records of comparable works. Investors are cautioned not to put undue emphasis on auction house estimates.

AMOUNT WE ARE RAISING

$1,188,760

SEC FILING

Offering Statement

We file documents with the SEC which can be obtained on www.sec.gov/edgar—you should carefully review the information contained in the offering document relating to a particular offering before investing.

Historical Returns

Returns reflect an annualized median return for all artworks (rather than securities) bought and sold at auction, including purchase and sale commissions paid to the auction house. Historical returns are also not comparable to or intended to represent or be a proxy for returns on Masterworks shares. Past performance is no guarantee of future results, and an investor can lose money

All auction sales in which an object sold more than once at auction since 1950 are presented below, listed from most recent sale to least recent sale.



PURCHASE PRICE
$2,750

SALE PRICE
$62,500

TOTAL RETURN
22.73x (22 years)



PURCHASE PRICE
$7,638

SALE PRICE
$47,500

TOTAL RETURN
6.22x (12 years)



PURCHASE PRICE
$5,323

SALE PRICE
$81,250

TOTAL RETURN
15.26x (20 years)



PURCHASE PRICE
$9,775

SALE PRICE
$47,500

TOTAL RETURN
4.86x (19 years)



PURCHASE PRICE
$46,000

SALE PRICE
$450,244

TOTAL RETURN
9.79x (23 years)



PURCHASE PRICE
$52,900

SALE PRICE
$254,500

TOTAL RETURN
4.81x (16 years)

MORE RESULTS

Biography

Alex Katz (b. 1927, Brooklyn) began his prolific career in the late 1940s, while New York was on the cusp of becoming the epicenter of the Western Art world in the wake of Europe's destruction in World War II. Though the dominant artistic movements at the time were Abstract Expressionism and Minimalism in the 1940s and 1950s, Katz became steadfastly dedicated to painting commonplace scenes from the daily life of his friends and family.

Since 2000, auction sales of Alex Katz's paintings has expanded significantly from under $250,000 to nearly $1 million the following year, then exceeding $2.6 million in 2007. In 2018, Katz's paintings sold for a total hammer price of $8 million (approximately $10 million including buyer's premium), and in 2019, sales reached a new record high of $14.2 million (approximately $18 million including buyer's premium). In 2019 year-to-date, Katz's average hammer price for paintings at auction was $348,139, or approximately $430,000 including buyer's premium, an increase of 120% from 2018. Prior to 2018, Alex Katz's work had been achieving average hammer prices of approximately $100,000 for the prior decade. Recent acceleration in auction prices and volume reflect the increasing market attention and widening collector base and appeal of Katz' work, which currently sells in major auction houses and art fairs across the United States, Europe, and Asia.

2019 AUCTION SALES

$18 million

NUMBER OF LOTS SOLD

41

Media



Documents

Offering Circular	Official Filing on sec.gov/edgar
Condition Report	Maxine Condition Report
Certificate of Authencity	Certificate of Authencity - (Alex Katz - Maxine Authenticity)
Provenance	Galerie Thaddaeus Ropac, Paris Acquired from the above by the seller Christie’s, Post-War and Contemporary Art Afternoon Session, New York, November 14, 2019. Lot 857 Acquired from the above by Masterworks.
Further Reading	Post-War and Contemporary Art Afternoon Session, New York, November 14, 2019 (please note that the information from Christie’s is to not be construed as part of our offering materials)

Qualified Offerings:

Any offering appearing on the unrestricted portion of this website will be made under Regulation A of the Securities Act of 1933, as amended, only by means of an offering circular, which forms an integral part of an offering statement. An offering statement on Form 1-A relating to these securities has been filed with the Securities and Exchange Commission ("SEC"). Any offering that references an ability to "Buy Shares" indicates that the SEC has qualified that offering statement, which only means that the issuer of those shares may make sales of the securities described by the offering statement. It does not mean that the SEC has approved, passed upon the merits of, or passed upon the accuracy or completeness of the information in the offering statement. The securities offered by Masterworks issuers are highly speculative. Investing in securities of Masterworks issuers involves significant risks. The investment is suitable only for persons who can afford to lose their entire investment. Furthermore, investors must understand that such investment could be illiquid for an indefinite period of time. No public market currently exists for the securities, and if a public market develops following the offering, it may not continue. You may obtain a copy of the offering circular that is part of that offering statement from the page(s) on this website referencing that particular offering. You should read the offering circular of for each such offering before making any decision with respect to such offering

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All securities transactions and broker dealer activities are currently offered through a partnership with SDDco Brokerage Advisors LLC MEMBER FINRA / SIPC ("SDDco-BA"). To check the background of SDDco and its representative, visit FINRA's **BrokerCheck**.

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Masterworks.io and its affiliates are independent and unaffiliated with SDDco-BA. Any securities transactions or related activities offered by Masterworks.io associated persons are conducted in their capacities as registered representatives of SDDco-BA, or in their capacity as a "principal" to the transaction pursuant to SEC Rule 3a4-1.

This website contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain and actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. You are cautioned not to place undue reliance on any of these forward-looking statements.

Investment Overview

Masterworks 005, LLC (Alex Katz, *Maxine*)

THIS SUMMARY DOES NOT CONTAIN ALL INFORMATION THAT IS INCLUDED IN THE OFFERING STATEMENT ON FILE WITH THE SEC. INVESTORS SHOULD CONSULT THE OFFERING STATEMENT PRIOR TO MAKING AN INVESTMENT DECISION. PLEASE SEE LINK TO OFFERING CIRCULAR HERE

PLEASE SEE PAGES 24-26 OF THIS PRESENTATION FOR "IMPORTANT DISCLOSURE INFORMATION" .

Investment Overview



Alex Katz
Maxine
Oil on linen
Painted in 1974
48 × 72 in.

Offering Summary

Issuer	Masterworks 005, LLC (Delaware)
Offering Amount	$1,188,760
Price per Share	$20.00
Offering Status	**Open for Investment**
Offering Circular	LINK AVAILABLE HERE

Why We Like This Painting

1. Alex Katz is widely acknowledged to be one of the most important painters working today with auction prices still behind his contemporaries

2. The artist's work is owned by some of the most important institutions, including the National Gallery, the Whitney Museum of American Art, MoMA, Metropolitan Museum and numerous international collections

3. Recent acceleration in auction prices and volume reflects increasing market attention, widening collector base and appeal of Katz' work, which currently sells in all major auction houses and art fairs globally

4. The work acquired by Masterworks exemplifies his elegant style

Source: Masterworks.io, Masterworks 005, LLC Offering Statement (page 43)

History of Prior Sales

Alex Katz Auction Market Summary [1] [2]

Total Auction Hammer Prices and Average Hammer Prices since 2000


$54.9 million in total sales since 2000 (1)
27.9% annual growth in total sales (1)
15.6% annual growth in average hammer prices (2)
Total Sales ($ thousands)
$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
Average Hammer Price ($ thousands)
$400.0
$350.0
$300.0
$250.0
$200.0
$150.0
$100.0
$50.0
$0.0
2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 YTD
Total Sales (Hammer Price) (1)
Average Hammer Price (2)

Source: Masterworks 005, LLC Offering Statement, ArtPrice

Notes:

1. Based on auction sales of paintings as tracked by ArtPrice. Shown as hammer price, excluding buyer's premium. Excludes any sales tax, VAT, artist resale rights or other charges assessed by the auction house. Data shown through 2019 as of December 23, 2019
2. Average hammer sale price, excluding buyer's premium. Excludes any sales tax, VAT or artist resale rights. Data shown through 2019 as of December 23, 2019

History of Prior Sales (Cont'd)

Summary of Historical Sales of Similar Works [1] [2]

Single figure portraits from the 1970s (minimum 30" x 30")

13.6% annual growth in similar sales prices [3]

$4.1 million record price achieved in 2019



$5,000
$25,850
$35,200
$46,000
$55,200
$666,000
$163,500
$209,600
$59,750
$251,200
$449,922
$4,151,368
$1,575,000
$1,077,500
10/21/1976
5/3/1985
2/27/1990
11/3/1994
5/12/1998
11/15/2001
11/13/2002
5/14/2003
11/12/2003
5/10/2006
10/7/2017
10/2/2019
11/14/2019
11/14/2019

Price Realized (USD)

Sources: Masterworks 005, LLC Offering Statement, Internal Masterworks analysis, Public auction house records, ArtPrice

Notes:

1. Purchase and sale prices are shown with auction house buyer's premium, but exclude any sales taxes, VAT, artist resale right fee or other charges assessed by the auction house. The sale price for Maxine (1974) excludes approximately $3,000 in additional costs and charges assessed by Christie's in connection with the transaction. If applicable, prices converted to US dollars based on the prevailing exchange rate as of the date of the transaction
2. The set of comparable sales comprise paintings by Alex Katz with the following criteria: i) single figure female portrait created in the 1970s; ii) horizontally oriented; iii) at least 30 inches tall by 30 inches wide; and iv) sold since 1976
3. Implied compounded annual growth rate based on regression of realized prices shown and transaction date

MASTERWORKS

Reflects composite returns of an index of similar works selected by Masterworks based on public auction sales data. The index is used for comparative modelling purposes only. Each painting in the index is unique and historical performance of the index is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in our SEC filings that are not reflected in the index. Past performance may not be indicative of future performance. Important Disclosure

THE DATA INCLUDED HEREIN REFLECTS CHARACTERISTICS OF THE MARKET FOR PHYSICAL ARTWORK AND NOT FOR INVESTMENT SECURITIES

Summary Investment Terms

Investment Vehicle	Masterworks 005, LLC (Delaware)
Manager	Masterworks Administrative Services, LLC
Offering Amount	$1,188,760
Price per Share	$20.00
Investor Eligibility	Open to anyone, including non-accredited investors
Fees	1.5% annually payable in newly issued Class A shares (no additional expense reimbursements) 20% profits interest
Term	Indefinite. Masterworks controls the sale of the underlying asset
Interim Liquidity	None at offering. Masterworks anticipates offering a bulletin board for direct share transactions
Liquidity Sale	Masterworks to sell underlying asset after 7 years if no liquidity option is available to investors
Tax Treatment	K-1 for US taxpayers. Ordinary income on sale of painting. Capital gains on sale of shares. Passthrough treatment for non-US taxpayers

THIS SUMMARY DOES NOT CONTAIN ALL INFORMATION THAT IS INCLUDED IN THE OFFERING STATEMENT ON FILE WITH THE SEC. INVESTORS SHOULD CONSULT THE OFFERING STATEMENT PRIOR TO MAKING AN INVESTMENT DECISION. PLEASE SEE LINK TO OFFERING CIRCULAR HERE

Other Art Investment Details

Acquisition	Christie's, Post-War and Contemporary Art Afternoon Sale, New York, November 14, 2019
Storage	Delaware Freeport or Mastworks Headquarters (NYC)
Insurance	AXA Insurance

How to Invest

1. Sign up at www.masterworks.io
2. Schedule a call with a Masterworks specialist [1]
3. Review offering circular and complete subscription documents
4. Provide payment information
5. **Invest!**

Notes:
1. Masterworks specialist act in his/her capacity as an registered representative of SDDco-BA

Important Disclosure Information

The investment opportunities described in this document are speculative, involve a significant degree of risk, and are not suitable for all investors. An investor could lose all or a substantial amount of his, her or its investment. Any investment of a type described in this document may be highly illiquid and may be subject to restrictions on transfer. There may be no secondary market for the investment interest and none is expected to develop. The relevant investment may involve complex or specialized tax structures. Such investments are suitable only for sophisticated investors and require the financial ability and willingness to accept the significant risks inherent in such an investment for an indefinite period of time. Investors should consult their own finance, legal, accounting and tax advisor prior to making any investment.

This document contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain and actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. You are cautioned not to place undue reliance on any of these forward-looking statements.

Materials may include composite returns of an index of similar works selected by Masterworks based on public auction sales data. The index is used for comparative modelling purposes only. Each painting in the index is unique and historical performance of the index is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in our SEC filings that are not reflected in the index. Past performance may not be indicative of future performance. Important Disclosure.

Important Disclosure Information (Continued)

USE OF INDICES

INDICES ARE UNMANAGED. AN INVESTOR CANNOT INVEST DIRECTLY IN AN INDEX. INDICES ARE USED FOR COMPARATIVE MODELLING PURPOSES ONLY. THE TIMING OF TRANSACTIONS IN A PORTFOLIO, ADVISORY, AND TRANSACTION FEES, AND OTHER MANAGEMENT ACTIVITIES CAN CREATE SIGNIFICANT DIFFERENCES BETWEEN THE PERFORMANCE OF AN INDEX AND AN INVESTMENT SEEKING SIMILAR OR SUPERIOR RELATIVE PERFORMANCE RESULTS. INVESTORS ARE CAUTIONED THAT NO INDEX IS DIRECTLY COMPARABLE TO THE PERFORMANCE OF ANY SPECIFIC ASSET OR INVESTMENT SINCE EACH INDEX HAS ITS OWN UNIQUE RESULTS AND VOLATILITY, AND SUCH INDICES, IF SHOWN, SHOULD NOT BE RELIED UPON AS AN ACCURATE COMPARISON. AVERAGE RATES OF APPRECIATION REFLECTED IN AN INDEX MAY NOT BE REPRESENTATIVE OF THE PERFORMANCE OF ANY SPECIFIC WORK.

Materials may include estimates of historical appreciation rates based on publicly available historical auction sales data for similar objects. These appreciation rates may be presented in graphs, charts, diagrams or as stand-alone statistics and may be presented as an index relating to certain segments of the overall art industry, a particular artist or a particular set of paintings selected for their similarity to a specific painting offered through www.masterworks.io (the "Site"). Art indexes are used for comparative modelling purposes only. Each painting in a given art index is unique and historical performance of the index is not a direct proxy for historical price performance of the specific painting or any investment in securities referenced on the Site. There is no current market for any securities referenced on the Site and any investment in such securities will reflect costs and fees described in SEC filings that are not reflected in the index.

All information for an index prior to its launch date is back-tested, based on the methodology that was in effect on the launch date. Back-tested performance, which is hypothetical and not actual performance, is subject to inherent limitations because it reflects application of an index methodology and selection of index constituents in hindsight. No theoretical approach can take into account all of the factors in the markets in general and the impact of decisions that might have been made during the actual operation of an index. Actual returns may differ from, and be lower than, back-tested returns.
Masterworks strongly cautions investors not to place undue reliance on index data presented.

Important Disclosure Information (Continued)

YOU MUST READ THE DOCUMENTS FILED WITH THE SEC, INCLUDING THE OFFERING STATEMENT FOR A PARTICULAR INVESTMENT, BEFORE MAKING AN INVESTMENT DECISION. THE INFORMATION IN THAT OFFERING STATEMENT WILL BE MORE COMPLETE THAN THE INFORMATION MASTERWORKS PROVIDED IN THIS PRESENTATION, AND COULD DIFFER IN IMPORTANT WAYS.

Securities transactions and broker dealer activities are currently offered through a partnership with SDDco Brokerage Advisors LLC MEMBER FINRA / SIPC ("SDDco-BA"). Masterworks.io and its affiliates are independent and unaffiliated with SDDco-BA. Any securities transactions or related activities offered by Masterworks.io associated persons are conducted in their capacities as registered representatives of SDDco-BA, or in their capacity as a "principal" to the transaction pursuant to SEC Rule 3a4-1.

The value of investments and any income derived from them may go down as well as up. An investor can lose all or part of their invested capital. Past and projected performance of specific paintings or artists is not indicative of future results and is not intended to be comparable to performance of Masterworks-sponsored offerings, which include certain fees, profit-sharing and expenses that are not included in such performance.

Masterworks, LLC is located at 497 Broome St., NY, NY 10013